Exhibit 3.37

CORPORATE ACCESS NUMBER: 2018683249

Government

of Alberta ■

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMALGAMATION

PRECISION EMPLOYMENT SERVICES CORP.

IS THE RESULT OF AN AMALGAMATION FILED ON 2015/01/01.

Articles of Amalgamation

For

PRECISION EMPLOYMENT SERVICES CORP.

Share Structure:	SEE ATTACHED SCHEDULE “A”

Share Transfers Restrictions:	THE RIGHT TO TRANSFER SHARES IS RESTRICTED IN THAT NO SHARES MAY BE TRANSFERRED WITHOUT THE APPROVAL OF THE DIRECTORS OF THE CORPORATION.

Number of Directors:

Min Number of Directors:	1

Max Number of Directors:	9

Business Restricted To:	NO RESTRICTIONS

Business Restricted From:	NO RESTRICTIONS

Other Provisions:	SEE ATTACHED SCHEDULE “B”

Registration Authorized By:	KATHY KRUG
SOLICITOR

BUSINESS CORPORATIONS ACT (SECTION 179)	FORM 9

MUNICIPAL AFFAIRS Registries	Articles of Amalgamation

1. NAME OF AMALGAMATED CORPORATION	2. CORPORATE ACCESS NUMBER

PRECISION EMPLOYMENT SERVICES CORP.

3. THE CLASSES OF SHARES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

See attached Schedule “A”

4. RESTRICTIONS ON SHARE TRANSFERS (IF ANY):

The right to transfer shares is restricted in that no shares may be transferred without the approval of the Directors of the Corporation.

5. NUMBER, OR MINIMUM AND MAXIMUM NUMBER OF DIRECTORS:

Minimum 1 - Maximum 9

6. Restrictions if any on business the corporation may carry on

No Restrictions

7. OTHER PROVISIONS (IF ANY):

See attached Schedule “B”

8. NAME OF AMALGAMATING CORPORATIONS	CORPORATE ACCESS NUMBER

Precision Employment Services Corp.	2016073294

Precision Oilfield Personnel Services Ltd.	2011936792

1198430 Alberta Ltd.	2011984305

9. DATE	SIGNATURE	TITLE

January 1, 2015	/s/ Joanne L. Alexander Joanne L. Alexander	Director

FOR DEPARTMENTAL USE ONLY		FILED

SCHEDULE “A”

AUTHORIZED SHARE STRUCTURE

The Corporation is authorized to issue an unlimited number of shares of the following classes:

Class “A” Common Voting Shares

Class “B” Common Non-voting Shares

Class “C” Preferred Non-voting Shares

to which the following rights and restrictions shall attach:

(a)	Voting

The holders of Class “A” Shares shall be entitled to vote at all meetings of the shareholders of the Corporation except meetings at which only holders of a specified class of shares are, by the provision of the Business Corporations Act (Alberta), entitled to vote. The Class “B” and Class “C” Shares shall be non-voting subject always to the provisions of the Business Corporations Act (Alberta).

(b)	Dividends

(i)	The holders of the Class “C” Shares shall in each year, at the discretion of the directors, but without preference or priority with respect to payment of dividends to holders of any other class of shares, be entitled out of all or any profits or surplus available for dividends, to non-cumulative dividends at a rate no greater than ten (10%) per cent per annum on the Redemption Amount thereof (as described in paragraph 2(c)(i) herein) as may be determined by the directors, payable at such time or times and at such place or places as the directors may determine. The said dividends shall be non-cumulative whether earned or not earned, and if in any fiscal year the directors in their discretion shall not declare the said dividends or any part thereof, then the right of the holders of Class “C” Shares to such dividends or any greater dividend than the dividend actually declared for the fiscal year shall be extinguished. The holders of the Class “C” Shares shall in no circumstances be entitled to any dividends other than or in excess of the non-cumulative dividends at the maximum rate of ten (10%) per cent per annum herein provided for.

(ii)	Exclusive

The holders of each share of any class of shares shall be entitled to receive dividends as and when declared by the directors, acting in their sole discretion, which dividends may be declared on one class of shares wholly or partially to the exclusion of any other class of shares.

(iii)	Restriction on Dividends

No dividends or distributions of any kind whatsoever shall be declared or made in respect of any of the shares of the Corporation which would be contrary to any applicable law or which would have the effect of reducing the net assets, including goodwill, of the Corporation to an amount insufficient to enable the redemption by the Corporation, at the aggregate of the Redemption Amounts, of the issued and outstanding Class “C” Shares.

(c)	Redemption Amount on Class “C” Shares

(i)	Formula for Calculation of Redemption Amount:

The Redemption Amount for each Class “C” Share shall be equal to the fair market value of the property or issued shares of the Corporation of a different class (the “Assets”) for which Class “C” Shares, as the case may be, were issued by the Corporation (the “Asset Value”) less the aggregate value of any non-share consideration given or assumed by the Corporation as partial consideration for the assets (the “Non-share Value”) divided by the respective number of Class “C” Shares.

(ii)	Fair Market Value Adjustment

Notwithstanding the provision of the foregoing paragraph 2(c)(i) hereof, if the Minister of National Revenue, the Minister of Finance for the Province of Alberta, their authorized representative or any similar authority shall assess or reassess the Corporation or its shareholders for income tax (or propose such an assessment or reassessment) on the basis of a determination or assumption that:

A.	the fair market value of the Assets received in respect of the issuance of any particular Class “C” Shares does not equal the Asset Value; or

B.	the Non-share Value should have been a greater or lesser amount than the amount determined upon issuance of such Class “C” Shares; then the Asset Value shall be adjusted (“the “Adjusted Asset Value”) and/or the Non-share Value shall be adjusted (the “Adjusted Non-Share Value”), as the case may be, and shall be deemed to be:

C.	subject to subparagraph E hereof, the fair market value of the Assets or Non-share Value as determined by the authority making or proposing such an assessment or reassessment, provided that the directors agree that such determination is accurate; or

D.	subject to subparagraph E hereof, where the directors do not agree that the authority’s determination is accurate, the fair market value of the Assets or the Non-Share Value as determined by a qualified person whom the directors shall appoint to make that determination forthwith following the making or proposing of such an assessment or reassessment; or

E.	where any such assessment or reassessment is the subject of an appeal to a Court of competent jurisdiction, the fair market value of the Assets of Non-share Value as determined by the Court.

(iii)	Adjustment or Redemption Amount

In the event of a determination of an Adjusted Asset Value or an Adjusted Non-Share Value, as the case may be, then the Redemption Amount payable for each Class “C” Share issued in exchange for the Assets shall be adjusted by the directors and shall be equal to the Adjusted Asset Value (or if there has been no adjustment, the Asset Value) less the Adjusted Non-shares Value (or if there has been no adjustment, the Non-share Value divided by the total number of Class “C” Shares issued in exchange for the Assets. If any non-share consideration shall have been given, any Class “C” Shares shall have been redeemed, or any dividends shall have been declared thereon prior to the Redemption Amount thereof being adjusted as aforesaid, any resulting over-payment by the Corporation shall be a debt due on demand to the Corporation from the holder of such Glass “C” Share and any resulting underpayment shall be a debt due on demand from the Corporation to the holder of such Class “C” Share.

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(d)	Procedure

Subject to the provisions of the Business Corporations Act (Alberta), the Corporation may, upon giving notice as hereinafter provided, redeem the whole or any part of the Class “C” Shares on payment for each Class “C” Shares to be redeemed of the Redemption Amount thereof, together with all dividends declared thereon and unpaid. If at any time only part of the then outstanding Class “C” Shares is to be redeemed, the redemption shall be pro rata from the Class “C” Shareholders, as the case may be, provided that the directors may make such adjustments as shall be necessary to avoid the redemption of fractional parts of the Class “C” Shares. Unless waived by the registered holder of the shares to be redeemed, the Corporation shall give not less than thirty (30) days notice to the registered holder of each Class “C” Share to be redeemed, specifying the date and place or places of redemption. If notice of any such redemption be given by the Corporation in the manner aforesaid and an amount sufficient to redeem such shares be deposited with any trust company or chartered bank in Canada as specified in the notice on or before the date fixed for redemption, dividends on the Class “C” Shares to be redeemed shall cease after the date so fixed for redemption and the holders thereof shall thereafter have no rights against the Corporation in respect thereof, except, upon the surrender of certificates for such Class “C” Shares, to receive payment therefore out of the monies so deposited. Upon the amount sufficient to redeem such Class “C” Shares being deposited with any trust company or chartered bank in Canada as aforesaid, notice shall be given to the holders of the Class “C” Shares called for redemption who have failed to present the certificates representing such Class “C” Shares within two (2) months of the date specified for redemption, to the effect that the monies have been so deposited and may be obtained by the holders of the said Class “C” Shares upon presentation of the certificates representing such Class “C” Shares for redemption at the said trust company or chartered bank in Canada. If any part of the total monies so deposited has not been paid to or to the order of the respective holders of the Class “C” Shares which were called for redemption within two (2) years after that date upon which such deposit was made or the date specified for redemption in the said notice, whichever is later, such balance of monies remaining in the account shall be returned to the Corporation without prejudice to the rights of the holders of the Class “C” Shares being redeemed to claim the monies so deposited without interest from the Corporation.

(e)	Retractable

Each holder of a Class “C” Share has the right, exercisable by depositing the holder’s share certificate with the Corporation at its registered office, to require the Corporation to redeem such Class “C” Share within thirty (30) days after the date the certificate is deposited, for an amount equal to one hundred (100%) per cent of the Redemption Amount of the Class “C” Share so deposited, together with all dividends declared thereon and unpaid. The Corporation will not be obligated to redeem any Class “C” Share pursuant to this provision if and so long as such redemption would be contrary to any applicable law.

(f)	Liquidation

In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

(i)	firstly, the holders of the Class “C” Shares shall rank equally amongst themselves and shall be entitled to receive, in respect of each Class “C” Share held, before distribution of any part of the assets of the Corporation amongst the holders of shares of any other class in the capital of the Corporation, an amount equal to one hundred (100%) per cent of the Redemption Amount of such Class “C” Share and any dividends declared thereon and unpaid and no more. In the event that less than one hundred (100%) per cent of the amount necessary for redemption of each Class “C” Share is available for distribution to the holders of the Class “C” Shares, then the holders of such shares shall be entitled to participate in such distribution in equal proportions, having regard to the respective Redemption Amounts, of the Class “C” Shares and the amounts of the dividends declared thereon and unpaid;

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(ii)	thereafter the holders of the Class “A” and Class “B” Shares shall be entitled to participate equally amongst themselves in respect of each Class “A” and Class “B” Share held in any further distribution of the assets of the Corporation.

(g)	Stated Capital

The directors shall add to the appropriate stated capital accounts being maintained for each of the Class “A” and Class “B” Shares the full amount of any consideration the Corporation receives for any such Shares issued.

The Class “C” Shares shall only be issued by the Corporation in exchange for:

(i)	property, other than a promissory note or promise to pay, or;

(ii)	issued shares of the Corporation of a difference class or series;

and the directors may add to the appropriate stated capital accounts maintained for the said Class “C” Shares the whole or any part of the consideration received by the Corporation in exchange for any Class “C” Shares respectively that the Corporation issues.

(h)	Issuance in Series

Any class of shares may at any time be issued in one or more series, each series to consist of such number of shares as may be determined by the board of directors of the Corporation. The directors may determine at the time of issuance the designation, rights, privileges, restrictions and conditions attaching to the shares of each series, subject to the rights, privileges, restrictions and conditions attaching to the class of shares to which the series belongs as set forth herein.

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SCHEDULE “B”

Other rules or provisions (if any):

(1)	The number of shareholders of the Corporation, exclusive of:

(a)	persons who are in its employment and are shareholders of the Corporation, and

(b)	persons who, having been formerly in the employment of the Corporation were, while in that employment, shareholders of the Corporation and have continued to be shareholders of the Corporation after termination of that employment, is limited to not more than fifty (50) persons, two or more person who are the joint registered owners of one or more shares being counted as one shareholder.

(2)	Any invitation to the public to subscribe for securities issued by the Corporation is prohibited.

(3)	The Corporation shall have a lien on all shares registered in the name of a shareholder or his legal representative for any debt of that shareholder to the Corporation.

(4)	The directors of the Corporation may, between annual meetings of the Corporation, appoint one or more additional directors of the Corporation to hold office until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the close of the last annual meeting of the Corporation.

Articles of Amalgamation

For

PRECISION EMPLOYMENT SERVICES CORP.

Share Structure:	SEE ATTACHED SCHEDULE “A”

Share Transfers Restrictions:	THE RIGHT TO TRANSFER SHARES IS RESTRICTED IN THAT NO SHARES MAY BE TRANSFERRED WITHOUT THE APPROVAL OF THE DIRECTORS OF THE CORPORATION.

Number of Directors:

Min Number of Directors:	1

Max Number of Directors:	9

Business Restricted To:	NO RESTRICTIONS

Business Restricted From:	NO RESTRICTIONS

Other Provisions:	SEE ATTACHED SCHEDULE “B”

Registration Authorized By:	KATHY KRUG
SOLICITOR

STATUTORY DECLARATION

CANADA	)	IN THE MATTER of the Business Corporations Act
	)	(Alberta), and IN THE MATTER of the amalgamation
	)	of Precision Employment Services Corp., Precision
	)	Oilfield Personnel Services Ltd. & 1198430 Alberta Ltd.
	)	(the “Amalgamating Corporations”) as a Corporation to
	)	be known as Precision Employment Services Corp.
TO WIT:	)	(the “Amalgamated Corporation”)

I, Joanne L. Alexander, of the City of Calgary, in the Province of Alberta, businesswoman, do solemnly declare that:

1.	I am a proposed director of the Amalgamated Corporation and as such have personal knowledge of the matters herein declared to.

2.	I have conducted, or caused to be conducted, such examinations of the books and records of the amalgamating corporations and have made such enquiries and investigations as are necessary to enable me to make this declaration.

3.	I have satisfied myself that there are reasonable grounds for believing that:

(i)	the Amalgamated Corporation will be able to pay its liabilities as they become due;

(ii)	the realizable value of the assets of the Amalgamated Corporation will not be less than the aggregate of its liabilities and stated capital of all classes; and

(iii)	no creditor will be prejudiced by the amalgamation.

And I make this solemn declaration conscientiously believing the same to be true and knowing that it is of the same force and effect as if made under oath and by virtue of the Canada Evidence Act.

DECLARED before me at the City of Calgary,	)	/s/ Joanne L. Alexander Joanne L. Alexander
in the Province of Alberta, this 18th day of	)
December, 2014.	)
/s/ Theresa Kim	)
Theresa Kim	)
Barrister & Solicitor	)
A Commissioner for oaths in and for the Province of Alberta	)

PRECISION EMPLOYMENT SERVICES CORP.

DIRECTORS’ RESOLUTIONS

The following resolutions of the first directors of Precision Employment Services Corp. (the Corporation), being in writing and signed by all of the directors of the Corporation entitled to vote thereon, shall in accordance with Section 117 of the Business Corporations Act (Alberta) be as valid and effectual as if passed at a meeting of the directors of the Corporation duly called and constituted, and shall be effective as of January 1, 2015.

WHEREAS the Corporation is the continuing corporation resulting from the amalgamation of Precision Employment Services Corp. (PESC), Precision Oilfield Personnel Services Ltd. and 1198430 Alberta Ltd. under the Business Corporations Act (Alberta) pursuant to a Certificate of Amalgamation Number 2018683249;

AND WHEREAS it is necessary or advisable to attend to certain organizational matters with respect to the Corporation;

AND WHEREAS the Corporation wishes to continue certain intercompany agreements between PESC and Precision Drilling Corporation (PDC) pursuant to an Assumption and Consent and Acknowledgment Agreement between the Corporation and PDC (the Assumption Agreement);

AND WHEREAS the directors of the Corporation have been provided with a copy of the Assumption Agreement for their review and approval;

NOW THEREFORE BE IT RESOLVED THAT:

By-Law No. 1

The By-Laws of the Corporation shall be the By-Laws of the former Precision Employment Services Corp. and the Secretary of the Corporation is hereby authorized and directed to place the said By-Laws in the post amalgamation minute book.

Form of Share Certificate

The form of share certificate attached to these resolutions is adopted as the form of share certificate for shares in the capital of the Corporation, and if more than one such form is attached, each such form is adopted as the respective form of share certificate for shares of the capital of the Corporation of the class stated on such form.

Replacement of Share Certificates

The shareholder be requested to surrender his or her existing share certificate for replacement with a certificate in the form approved by the directors.

Appointment of Officers

The following persons are hereby appointed to hold the office set out opposite their respective names during the pleasure of the Board:

NAME OF OFFICER	POSITION HELD
Douglas J. Strong	President
Joanne L. Alexander	Sr. Vice President, General Counsel & Corporate Secretary
Darren J. Ruhr	Sr. Vice President, Corporate Services
Ross W. Pickering	Sr. Vice President, Operations
Roland H. Marks	Sr. Vice President, Operations
Wane J. Stickland	Vice President, Finance & Treasurer
Josh Almario	Assistant Corporate Secretary

Fiscal Year

The fiscal year of the Corporation shall terminate on December 31st each year.

Appointment of Bank

The bank of the Corporation shall be the bank of the former Precision Employment Services Corp.

Assumption and Consent and Acknowledgment Agreement

1.	The continuance of the intercompany agreements between PESC and PDC, namely, the Technical and Consulting Services Agreement dated January 1, 2013, the Cost Recovery Agreement dated January 1, 2013, and the Trademark License Agreement dated January 1, 2013, be and is hereby authorized on and subject to the terms and conditions of the Assumption Agreement and these resolutions.

2.	The Corporation be and is hereby authorized to enter into and deliver the Assumption Agreement in the form or substantially in the form presented to the directors of the Corporation for their review and approval, with such amendments or variations, if any, as any director or officer executing the same may approve.

General Authorization

Any one director or officer of the Corporation be and is hereby authorized and directed to take all actions and measures on behalf of the Corporation, enter into all transactions on behalf of the Corporation, and execute and deliver all documents and instruments on behalf of the Corporation, including the Assumption Agreement and anything else required, advisable or contemplated by these resolutions (in each case with or without the corporate seal of the Corporation and by facsimile or other electronic means or in counterpart version), and the actions and measures so taken and the transactions so entered and the documents, instruments and anything else so executed and delivered are those which are approved by these resolutions.

[Signature Page Follows]

The undersigned, being all of the directors of the Corporation, do hereby adopt and approve each of the foregoing resolutions, waive notice of any meeting, waive all other formalities or irregularities in the conduct or manner of proceeding, and consent to the execution and delivery of these written resolutions in original, by facsimile or other electronic means, or by counterpart signature.

/s/ Douglas J. Strong DOUGLAS J. STRONG

/s/ Joanne L. Alexander JOANNE L. ALEXANDER

/s/ Wane J. Stickland
WANE J. STICKLAND